Franklin, Louisiana

FOR IMMEDIATE RELEASE

July 27, 2007

For More Information Contact:

Patrick Little

President and CEO

(337) 560-7151

TECHE HOLDING COMPANY ANNOUNCES STOCK REPURCHASE PLAN AND RESULTS OF PREVIOUS REPURCHASE PROGRAM

NEW IBERIA, LA - Teche Holding Company (AMEX: TSH), the holding company for Teche Federal Bank, today announced it has adopted a plan to repurchase up to approximately 3% or an additional 66,000 shares of the Company's common stock.

Under a previous repurchase program, Teche purchased 91,100 shares of its common stock at an average cost of $47.79 per share. As a result of that repurchase program, the Company currently has approximately 2.2 million shares issued and outstanding.

The repurchases will be made in accordance with the plan and are expected to be made from time to time in open-market and privately negotiated transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Such repurchased shares will become treasury shares and will be utilized for general corporate and other purposes, including the issuances of shares to the Company's stock benefit plans to mitigate the potentially dilutive effects of such plans. The repurchase program is expected to be completed in 12 to 18 months, at which time the Company may terminate or continue the program.

Teche Holding Company is the parent holding company of Teche Federal Bank, the fourth largest publicly owned bank in Louisiana. Teche Federal Bank operates through its main office and 19 branch offices throughout South Louisiana and serves over 50,000 customers. The Federal Deposit Insurance Corporation

(FDIC) insures the Bank's deposits up to legal maximum limits. Teche Holding Company's common stock is traded on the American Stock Exchange under the symbol "TSH."

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Teche Holding Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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